EXHIBIT 99.2

[GRAPHIC APPEARS HERE]

News Release

DATE:	21 May 2003

CONTACT:	Edward Klempka, partner, PricewaterhouseCoopers
Telephone: 0113 289 4000

OR:	Ian Green, partner, PricewaterhouseCoopers
Telephone: 0113 289 4000

OR:	Lorna Siddall, PricewaterhouseCoopers
Telephone: 020 7213 4731

DAISYTEK-ISA LIMITED—IN ADMINISTRATION

Administrators from PricewaterhouseCoopers have sold the business and assets of the UK and Republic of Ireland businesses of Daisytek-ISA, together with the equity in the Swedish and Norwegian companies for an undisclosed sum to a newly formed acquisition vehicle backed by Mr Brett Palos and the Gold family. The business will continue to trade as ISA Trading Limited.

Edward Klempka, Ian Green and Stephen Taylor, of PricewaterhouseCoopers, were appointed administrators of Daisytek-ISA Limited and a number of its European subsidiaries on Friday 16 May.

Daisytek-ISA Limited, based at Bradford in West Yorkshire, is the holding company for the European group. The group is a specialist distributor of electronic office products, such as computer and printer supplies, and employs approximately 1,200 people, primarily in the UK, Sweden, Norway, Germany and France.

Cash pressures experienced by the group’s US parent resulted in the US subsidiaries of Daisytek International Corp (Daisytek-ISA’s ultimate parent) voluntarily filing for Chapter 11 bankruptcy protection on 7 May 2003. As the global business is supplied by the same suppliers, the European business has recently experienced reduced credit terms, and consequently increased creditor pressure, resulting in declining levels of stock. However the swift sale provides the purchaser with an opportunity to stabilise the businesses and build on the strong position of these businesses in the UK, Irish and Scandinavian markets.

Edward Klempka of PricewaterhouseCoopers commented:

“Following the appointment of administrators to a substantial element of Daisytek-ISA’s European group on Friday we are delighted to have secured a sale of the UK, Irish and Scandinavian businesses. This prompt action has ensured a seamless transfer of the businesses to new owners who are able to continue trading the business, providing continuity of service to customers and preserving the employment of about 700 staff in 14

CONT’D

DAISYTEK-ISA LIMITED—IN ADMINISTRATION/…2

locations with consolidated annual revenue of over £250 million. I am delighted we have been able to deliver an outcome which has secured the jobs of so many employees.”

Chairman, Mr Brett Palos, on behalf of ISA Trading Limited, commented:

“The ISA businesses acquired are already very successful in their respective country markets. The additional experience the new owners bring to sales, marketing and purchasing provides for a very exciting future in which customers, suppliers and employees will mutually benefit. So it is very much business as usual. Board and management appointments will be announced in due course”.

The administrators continue to progress sale and restructuring options for the German and French businesses.

ENDS

Note to Editor:

PricewaterhouseCoopers (www.pwc.com) is the world’s largest professional services organisation. Drawing on the knowledge and skills of more than 125,000 people in 142 countries, we build relationships by providing services based on quality and integrity.

Unless otherwise indicated, PricewaterhouseCoopers refers to PricewaterhouseCoopers LLP a limited liability partnership incorporated in England. PricewaterhouseCoopers LLP is a member firm of PricewaterhouseCoopers International Limited.